State of Florida

Department of State

I certify the attached is a true and correct copy of the Articles of Incorporation of INDUSTRIAL ELECTRIC SERVICES, INC., a corporation organized under the laws of the State of Florida, filed on August 5, 2005, as shown by the records of this office.

The document number of this corporation is P05000109383.

Given under my hand and the
Great Seal of the State of Florida
at Tallahassee, the Capitol, this the
Fourteenth day of March, 2007

Kurt S. Browning
Secretary of State

CR2EO22 (01-07)

05 AUG -5 AM 10:39
FILED
SECRETARY OF STATE
TALLAHASSEE, FLORIDA

Fax Audit # H05000188078 3

ARTICLES OF INCORPORATION OF Industrial Electric Services, Inc.

ARTICLE I – NAME, PRINCIPAL OFFICE AND MAILING ADDRESS
The name of this corporation is Industrial Electric Services, Inc. and the principal office and mailing address of this corporation is 110 B Pocahontas Trail, Georgetown, KY 40324.

ARTICLE II – PURPOSE
This corporation is organized to include the transaction of any or all lawful business for which corporations may be incorporated under Chapter 607, Florida Statutes (1975) as presently enacted and as it may be amended from time to time.

ARTICLE III – INCORPORATOR AND REGISTERED AGENT
The address of the registered agent and incorporator of this corporation is 2503 W. Gardner Ct., Tampa FL 33611, and the name of the registered agent and incorporator is Michael T. Williams.

ARTICLE IV – ELECTION OF BOARD OF DIRECTORS
Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

ARTICLE IV - CAPITAL STOCK
This corporation is authorized to issue 1,000,000,000 shares of no par value common stock, which shall be designated as "Common Shares" and Twenty Million shares of no par value preferred stock, which shall be designated as "Preferred Shares." The Preferred Shares may be issued in such series and with such rights, privileges, and preferences as determined solely by the Board of Directors.

ARTICLE VI - AFFILIATED TRANSACTIONS / CONTROL SHARE ACQUISITIONS
The Corporation expressly elects not to be governed by Sections 607.0901 and 607.0902 of the Florida Enterprise Corporations Act, relating to affiliated transactions and control share acquisitions, respectively.

I hereby accept the appointment as Registered Agent and agree to act in this capacity.

Signature/Registered Agent — Date 8-5-05

Signature/Incorporator — Date 8-5-05

Prepared By: Michael T. Williams, Esq. 2503 W. Gardner Ct. Tampa FL 33611
Florida Bar: 300322 Phone and Fax: 813.831.9348 Fax Audit # H05000188078 3